Exhibit 10.17
CINCINNATI FINANCIAL CORPORATION
Supplemental Retirement Plan
Amended and Restated Effective January 1, 2005

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ARTICLE 1
ESTABLISHMENT OF THE PLAN
1.1	Establishment. Cincinnati Financial Corporation originally established the Cincinnati Financial Corporation Supplemental Retirement Plan (the “Plan”) effective January 1, 1989 as an unfunded supplemental retirement plan for eligible executives. The Plan is intended to qualify as a “top-hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended. Additionally, the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, as such authorities are interpreted by the Committee.

1.2	Purpose. The purpose of the Plan is to provide eligible executives with benefits in addition to those provided under the Cincinnati Financial Corporation Retirement Plan (the “CFC Retirement Plan”).

ARTICLE 2
DEFINITIONS
2.1	“Actuarially Adjusted” means, for purposes of determining the deferred retirement benefit under Section 4.3, the adjustment based on the mortality table and interest rate used to determine a lump sum benefit under the CFC Retirement Plan as of the date of a Participant’s Retirement Date. For purposes of determining the death benefit under Section 4.5, “Actuarially Adjusted” means the adjustment based on the mortality table and interest rate used by the CFC Retirement Plan to determine optional forms of benefit payments.

2.2	“Average Monthly Earnings” shall have the same meaning as such term has in the CFC Retirement Plan.

2.3	“Beneficiary” means the individual (if any) that is entitled to receive death benefits under the CFC Retirement Plan. If no individual is entitled to receive death benefits under the CFC Retirement Plan, there is no Beneficiary for the purposes of the Plan and no individual is entitled to Death Benefits under the Plan.

2.4	“Board of Directors” means the Board of Directors of Cincinnati Financial Corporation.

2.5	“CFC Retirement Plan” means the Cincinnati Financial Corporation Retirement Plan, as may be amended from time to time.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7	“Committee” means the committee appointed by the Board of Directors to administer the Plan.

2.8	“Disabled” means a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

2.9	“Disability Retirement Date” means the date on which a Participant becomes Disabled.

2.10	“Employer” means Cincinnati Financial Corporation, and any affiliated company which adopts the Plan in the manner designated by Cincinnati Financial Corporation, or any successor or assign of any of them.

2.11	“Early Retirement Date” means the date before the Participant’s Normal Retirement Date on which the Participant is first eligible to receive monthly benefit payments from the CFC Retirement Plan.

2.12	“Earnings” shall have the same meaning as such term has in the CFC Retirement Plan, except that any limitation imposed by Code §401(a)(17) shall not apply.

2.13	“Key Employee” means an employee of the Employer (or a related employer under Code §414) who, as of the annual identification date, is: (a) an officer of the Employer (or a related employer under Code §414) having annual compensation greater than $ 130,000 (as adjusted for inflation pursuant to Code §416(i), and limited to 50 employees); (b) a more than 5% owner of the Employer (or a related employer under Code §414); or (c) a more than 1% owner of the Employer (or a related employer under Code §414) who has annual compensation from the Employer (or a related employer under Code §414) greater than $150,000, as determined by the Committee and consistent with the Committee’s interpretation of Code §409A and the regulations issued thereunder. An individual described above shall be considered a Key Employee for the 12-month period beginning on the 1st day of the 4th month following the annual identification date.Unless otherwise provided by the Committee, the annual identification date shall be December 31st.

2.14	“Normal Retirement Date” means the 1st day of the month on or after the Participant’s 65th birthday.

2.15	“Participant” means any employee or former employee of the Employer designated by the Committee as a participating member of the Plan as specified in Appendix A. The Committee has the sole and absolute discretion of determining whether an individual is a Participant. No retroactive characterization of an individual’s status for any other purpose shall make an individual a Participant for purposes of the Plan unless specifically determined by the Committee for the purposes of the Plan.

2.16	“Plan” means the Cincinnati Financial Corporation Supplemental Retirement Plan described in this instrument, as may be amended from time to time.

2.17	“Plan Year” means January 1 to December 31.

2.18	“Retirement Date” means, prior to January 1, 2007, the date on which a Participant first commences receipt of benefit payments under the CFC Retirement Plan. Beginning on, or after, January 1, 2007, “Retirement Date” means the date on which a Participant has a Separation from Service and on which the earliest of the following events occur: (a) the Participant attains age 65; (b) the Participant attains age 60 and has completed 5 or more Years of Service; or (c) the Participant’s Disability Retirement Date.

2.19	“Separation from Service” means a Participant’s separation from service (defined by Code §409A and the regulations thereunder as interpreted by the Committee) with the Employer (and all related employers under Code §414) for reasons other than being discharged for cause.

2.20	“Social Security Integration Level” means 1/12th of the average of the following: (a) for each Year of Service before January 1, 1976, $6,000; and (b) for each Year of Service after January 1, 1976, the lesser of the taxable wage base under the Federal Insurance Contribution Act in effect at the beginning of a Plan Year and the Participant’s Earnings for that Plan Year.

2.21	“Supplemental Benefit” means the benefit determined pursuant to Article 4.

2.22	“Year of Service” shall have the same meaning as such term has in the CFC Retirement Plan.

ARTICLE 3
ELIGIBILITY FOR BENEFITS
3.1	Commencement of Retirement Benefits. Subject to the Plan’s vesting provisions, each Participant is eligible to retire and receive a Supplemental Benefit payable as of the Participant’s Retirement Date.

3.2	Vesting. Participants shall be fully vested in their Supplemental Benefits accrued as of December 31, 2005 unless otherwise provided in Sections 3.3 or 3.4. For Supplemental Benefits accrued after December 31, 2005, Participants shall be vested to the same extent they are vested in their accrued benefits under the CFC Retirement Plan unless otherwise provided in Sections 3.3 or 3.4.

3.3	Lost Payees. Benefits payable under the Plan shall be forfeited if the Committee is unable to locate an individual to whom payment is due; provided, however, that, in the discretion of the Committee, such benefit shall be reinstated if a claim is made by the proper payee for the forfeited benefit. If forfeited, the Employer shall have no further obligation for such benefit to the Participant or anyone else.

3.4	Non-Compete Provision/Discharge for Cause. Notwithstanding any contrary provision of the Plan, if a Participant who is entitled to receive a Supplemental Benefit engages in competition with the Employer or any related employer (without prior written authorization given by the Employer), or is discharged for cause, the Participant’s Supplemental Benefit will, at the discretion of the Employer, be forfeited. If forfeited, the Employer shall have no further obligation for such benefit to the Participant or anyone else.

ARTICLE 4
BENEFITS PAYABLE UNDER THE PLAN
4.1	Normal Retirement Benefit. A Participant whose Retirement Date is on his Normal Retirement Date shall be entitled to a Supplemental Benefit, payable pursuant to the provisions of Article 5. The Supplemental Benefit shall be equal to the excess of (a) over (b) below.
(a)	The greater of (i), (ii) or (iii) below.
(i)	For each Participant specified in Appendix B, 3/4% of the Participant’s Average Monthly Earnings below the Social Security Integration Level plus 1-1/4% of the Participant’s Average Monthly Earnings in excess of the Social Security Integration Level, such sum multiplied by the Participant’s Years of Service.

(ii)	For each Participant specified in Appendix C, the monthly benefit that the Participant would have been entitled to had he continued to participate under the Inter-Ocean Employees’ Retirement Plan or Inter-Ocean Insurance Company Retirement Plan for Field Employees, as the case may be, until the termination of his employment with the Employer (or a related employer under Code §414).

(iii)	Participant’s monthly benefit determined under the CFC Retirement Plan as of the Participant’s Retirement Date ignoring the limit on earnings under Code §401(a)(17) and ignoring any limit on benefits under Code §415.
(b)	The Participant’s monthly benefit payable under the CFC Retirement Plan as of the Participant’s Retirement Date.
4.2	Early Retirement Benefit. A Participant whose Retirement Date is on or after his Early Retirement Date but before his Normal Retirement Date shall be entitled to a Supplemental Benefit, payable pursuant to the provisions of Article 5. The Supplemental

Benefit shall be equal to an amount calculated under Section 4.1(a) as of the Participant’s Retirement Date, reduced by 1/2% for each month that the Participant’s Retirement Date precedes his Normal Retirement Date. The resulting amount shall be further reduced by the monthly benefit payable to the Participant under the CFC Retirement Plan as of the Participant’s Retirement Date.

4.3	Deferred Retirement Benefit. A Participant whose Retirement Date is after his Normal Retirement Date shall be entitled to a Supplemental Benefit, payable pursuant to the provisions of Article 5. The Supplemental Benefit shall be equal to the excess of (a) over (b) below.
(a)	The greater of (i) or (ii) below.
(i)	The amount calculated under Section 4.1(a) as of the Participant’s Retirement Date.

(ii)	The amount calculated under Section 4.1(a) as of the Participant’s Normal Retirement Date Actuarially Adjusted for the Participant’s deferred Retirement Date.
(b)	The Participant’s monthly benefit payable under the CFC Retirement Plan as of the Participant’s Retirement Date.
4.4	Disability Retirement Benefit. A Participant whose Retirement Date is on his Disability Retirement Date shall be entitled to a Supplemental Benefit, payable pursuant to the provisions of Article 5. The Supplemental Benefit shall be equal to an amount calculated under Section 4.1(a) as of the Participant’s Disability Retirement Date, reduced by 1/2% for each month that the Participant’s Disability Retirement Date precedes the Participant’s Normal Retirement Date. The resulting amount shall be reduced by the monthly benefit payable to the Participant under the CFC Retirement Plan as of the Participant’s Disability Retirement Date.

4.5	Death Benefits. If a Participant who is entitled to a benefit under the CFC Retirement Plan dies before his Retirement Date, or after Retirement Date but before the

Participant’s Supplemental Benefit has been paid, the Participant’s Beneficiary shall be entitled to receive the Participant’s Supplemental Benefit payable in accordance with the provisions of Article 5. The Supplemental Benefit shall be equal to 100% of the amount of the Participant’s Supplemental Benefit determined in accordance with Article 4, Actuarially Adjusted and reduced in the same manner as is applicable under the CFC Retirement Plan, as if the Participant had terminated employment with the Employer as of his date of death and commenced benefit payments from the CFC Retirement Plan on the date on which the Beneficiary first commences benefit payments from the CFC Retirement Plan. The resulting amount shall be reduced by the monthly benefit payable to the Beneficiary under the CFC Retirement Plan. If no individual is entitled to receive death benefits under the CFC Retirement Plan, then no individual is entitled to Death Benefits under the Plan.

ARTICLE 5
PAYMENT OF SUPPLEMENTAL BENEFITS
5.1	Form of Benefit. The vested Supplemental Benefit payable to a Participant or his Beneficiary shall only be paid in the form of a single lump sum payment. The lump sum payment shall be the actuarial equivalent of a life annuity payable to the Participant in monthly installments equal to the Participant’s Supplemental Benefit. The determination of the lump sum payment shall be calculated in the same manner and using the same actuarial assumptions as used in the calculation of optional lump sum payments under the CFC Retirement Plan. However, if such calculated lump sum payment under the CFC Retirement Plan is limited by Code §415, the Participant’s lump sum payment under the Plan shall be increased in an amount equal to the amount that the calculated lump sum payment under the CFC Retirement Plan is limited by Code §415.

5.2	Date of Payment.
(a)	Retirement Benefits. Subject to Sections 5.3, 5.4, 5.5 and 5.6, a vested Supplemental Benefit payable in accordance with Article 4 on account of retirement will be paid on a Participant’s Retirement Date, or as provided in (c) below.

(b)	Death Benefits. Subject to Sections 5.4, 5.5 and 5.6, a vested Supplemental Benefit payable in accordance with Article 4 on account of the Participant’s death will be paid as follows, or as otherwise provided in (c) below: (a) prior to January 1, 2007, the date on which the Beneficiary first commences benefit payments under the CFC Retirement Plan; and (b) on, or after, January 1, 2007, on the Participant’s date of death.

(c)	Administration of Benefit Payments. The payment of vested benefits under the Plan shall be paid on the payment dates specified in (a) and (b) above (as applicable), or as soon as administratively practicable thereafter, but not later than the later of: (i) December 31st of the calendar year in which the payment dates specified in (a) and (b) above occur (as applicable); or (ii) the 15th day of the 3rd calendar month following the payment dates specified in (a) and (b) above (as applicable).
5.3	Key Employees. Notwithstanding Section 5.2(a), if required by Code §409A and the regulations thereunder as interpreted by the Committee, any vested benefit payable under the Plan to a Participant who is a Key Employee may not be paid before the date that is 6 months after the Participant’s Separation from Service, or if earlier, the date of the Participant’s death. The amount of such benefit (the “Delayed Benefit”) shall be equal to the Participant’s vested Supplemental Benefit determined as of the date of the Participant’s Separation from Service increased by interest credited during the period beginning on the Participant’s Separation from Service and ending on the date the Delayed Benefit is paid. The interest rate used to credit interest during the 6-month period shall be the same as the rate used to determine lump sum payment amounts under Section 5.1. The Delayed Benefit shall be paid on the last day of the 6-month period or as soon as administratively practicable thereafter, but not later than the later of: (a) December 31st of the calendar year in which last day of the 6-month period occurs; or (b) the 15th day of the 3rd calendar month following the last day of the 6-month period.

5.4	Domestic Relations Orders. Notwithstanding Sections 5.2(a) and 5.2(b), the payment of vested benefits due under the Plan shall be accelerated and paid as is necessary to satisfy a domestic relations order (as defined in Code §414(p)(1)(B)).

5.5	Code §409A Failures. Notwithstanding Sections 5.2(a) and 5.2(b), the payment of vested benefits due under the Plan shall be accelerated and paid to a Participant or Beneficiary if the Plan fails to satisfy Code §409A. Benefit payments made pursuant to this section may not exceed the amount required to be included in the Participant’s or Beneficiary’s income as a result of the Plan’s failure to comply with Code §409A. The Participant (or Beneficiary) shall be solely responsible for all taxes, penalties and/or interest with respect to his benefit under the Plan, including the interest and/or additional taxes provided in Code §409A(a)(1)(B).

5.6	Discretionary Delay In Benefit Payments. Notwithstanding Sections 5.2(a) and 5.2(b), the Committee may delay the payment of vested benefits due under the Plan by reason of any events or conditions permitted under Code §409A and the regulations thereunder as interpreted by the Committee, including but not limited to situations where the Committee reasonably determines that any of the events described in (a) through (c) below would occur.
(a)	The Employer’s tax deduction attributable to a benefit payment would be limited or eliminated by Code §162(m). Such benefit shall be paid on the earliest date the Committee reasonably believes that the deduction attributable to the benefit payment will not be limited or eliminated by Code §162(m).

(b)	Making a benefit payment would violate the terms of a loan or similar agreement to which the Employer is a party, and such violation would cause material harm to the Employer. Such benefit payment shall be made on the earliest date the Committee reasonably believes that making the payment will not cause a violation of the terms of a loan or similar agreement, or will not cause material harm to the Employer.

(c)	Making a benefit payment would violate federal securities laws or other applicable laws. Such benefit payment shall be made on the earliest date the Committee reasonably believes that making the payment will not cause a violation of federal securities laws or other applicable laws.
5.7	Tax Withholding. As a condition to entitlement to benefits under the Plan, the Employer may deduct (or cause to be deducted) from any amounts payable to an individual (whether from the Plan or otherwise), or, in the Employer’s discretion, to otherwise to collect from the individual any withholding for federal, state or other taxes with respect to benefits under the Plan as determined by the Employer.

ARTICLE 6
CLAIMS
6.1	Initial Claims Procedure.
(a)	Claim. In order to present a complaint regarding the nonpayment of a Plan benefit or a portion thereof (a “Claim”), a Participant or other beneficiary under the Plan (a “Claimant”) or his duly authorized representative must file such Claim by mailing or delivering a writing stating such Claim to the Committee. Upon such receipt of a Claim, the Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (b)(i) below and of the effect, pursuant to (b)(iii) below, of failure to decide the Claim within such time limit.

(b)	Initial Decision.
(i)	Time Limit. The Committee shall decide upon a Claim within a reasonable period of time after receipt of such Claim; provided, however, that such period shall in no event exceed 90 days, unless special circumstances require an extension of time for processing. If such an extension of time for processing is required, then the Claimant shall, prior to the termination of the initial 90-day period, be furnished a written notice indicating such special circumstances and the date by which the Committee expects to render a decision. In no event shall an extension exceed a period of 90 days from the end of the initial period.

(ii)	Notice of Denial. If the Claim is wholly or partially denied, then the Committee shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:
(A)	the specific reason or reasons for such denial;

(B)	specific reference to the pertinent Plan provisions on which such denial is based;

(C)	a description of any additional material or information necessary for such Claimant to perfect his Claim and an explanation of why such material or information is necessary; and

(D)	appropriate information as to the steps to be taken if such Claimant wishes to submit his Claim for review pursuant to Section 6.2, including notice of the time limits set forth in Section 6.2(b)(ii).
(iii)	Deemed Denial for Purposes of Review. If a Claim is not granted and if, despite the provisions of (i) and (ii) above, notice of the denial of a Claim is not furnished within the time limit applicable under (i) above, then the Claimant may deem such Claim denied and may request a review of such deemed denial pursuant to the provisions of Section 6.2.
6.2	Claim Review Procedure.
(a)	Claimant’s Rights. If a Claim is wholly or partially denied under Section 6.1, then the Claimant or his duly authorized representative shall have the following rights:
(i)	to obtain, subject to (b) below, a full and fair review by the Committee;

(ii)	to review pertinent documents; and

(iii)	to submit issues and comments in writing.
(b)	Request for Review.
(i)	Filing. To obtain a review pursuant to (a) above, a Claimant entitled to such a review or his duly authorized representative shall, subject to (ii) below, mail or deliver a written request for such a review (a “Request for Review”) to the Committee.

(ii)	Time Limits for Requesting a Review. A Request for Review must be mailed or delivered within 60 days after receipt by the Claimant of written notice of the denial of the Claim.

(iii)	Acknowledgment. Upon such receipt of a Request for Review, the Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (c)(i) below and of the effect, pursuant to (c)(iii) below, of failure to furnish a decision on review within such time limit.
(c)	Decision on Review.
(i)	Time Limit.
(A)	General. If, pursuant to (b) above, a review is requested, then, except as otherwise provided in (B) below, the Committee or its delegate (but only if such delegate has been given the authority to make a final decision on the Claim) shall make a decision promptly and no later than 60 days after receipt of the Request for Review; except that, if special circumstances require an extension of time for processing, then the decision shall be made as soon as possible but not later than 120 days after receipt of the Request for Review. The Committee must furnish the Claimant written notice of any extension prior to its commencement.

(B)	Regularly Scheduled Meetings. Anything to the contrary in (A) above notwithstanding, if the Committee holds regularly scheduled meetings at least quarterly, then its decision on review shall be made no later than the date of the meeting which immediately follows the receipt of the Request for Review; provided, however, if such Request for Review is received within 30 days preceding the date of such meeting, then such decision on review shall be made no later than the date of the 2nd meeting which follows such receipt; and provided further that, if special circumstances require a further extension of time for processing, and if the Claimant is furnished written notice of such extension prior to its commencement, then such decision on review shall be rendered no later than the 3rd meeting which follows such receipt.
(ii)	Notice of Decision. The Committee or its delegate shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:
(A)	the specific reason or reasons for the decision on review;

(B)	specific reference to the pertinent Plan provisions on which the decision on review is based;

(C)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Claim; and

(D)	a statement of the Claimant’s right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974.
(iii)	Deemed Denial. If, despite the provisions of (i) and (ii) above, the decision on review is not furnished within the time limit applicable under (i) above, then the Claimant shall be deemed to have exhausted his remedies under the Plan and he may deem the Claim to have been denied on review.
The Committee shall have the sole, absolute and uncontrolled discretion to decide all claims under the Plan’s initial claims procedure and under the claims review procedure, and its decisions shall be binding on all parties.
6.3	Required Exhaustion of Administrative Remedies. Before a Participant may file a lawsuit regarding the Plan or benefits under the Plan, the Participant must first use the

Plan’s initial claims procedure and the claims review procedure (including the requirement of a timely Request for Review) described above.

ARTICLE 7
PLAN ADMINISTRATION
7.1	Plan Administration. The Committee, in addition to the powers which are expressly provided in the Plan, shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and shall have all powers necessary to accomplish these purposes including, but not limited to the following:
(a)	the power to determine who is a Participant;

(b)	the power to determine Supplemental Benefits;

(c)	the power to determine when, to whom, in what amount, and in what form distributions are to be made; and

(d)	such powers as are necessary, appropriate or desirable to enable it to perform its responsibilities, including the power to interpret the Plan, establish rules, regulations and forms with respect thereto.
The Committee shall have discretionary authority to adopt rules and regulations to assist it in the administration of the Plan. Supplemental Benefits under the Plan will be paid only if the Committee decides in its discretion that an individual is entitled to such benefits.

ARTICLE 8
MISCELLANEOUS PROVISIONS
8.1	Termination and Amendment.
(a)	Amendment. The Board of Directors may, in its discretion, amend the Plan at any time and in any manner that it deems advisable. Notwithstanding the foregoing, the Committee may make amendments that are necessary for the Plan to comply with applicable laws, to revise Appendix A, Appendix B and/or Appendix C, and minor amendments which do not materially affect the rights conferred under the Plan. Any amendment or termination may be given retroactive effect as determined by the Committee.

(b)	Termination. The Board of Directors may, in its discretion, terminate the Plan at any time and in any manner that it deems advisable.
8.2	Entire Agreement. This Plan document constitutes the entire agreement between the Employer and any Participant (or Beneficiary), and supersedes all other prior agreements, undertakings, both written and oral, with respect to the subject matter hereof. The Plan document may not be amended orally or by any course or purported course of dealing, but only by an amendment in accordance with Section 8.1 specifically identified as a Plan amendment. Written communications and descriptions not specifically identified within their text as amendments, shall not constitute amendments and shall have no interpretive or controlling effect on the interpretation of the Plan. Oral communications shall not constitute amendments and shall have no interpretation or controlling effect on the interpretation of the Plan.

8.3	Financing. Supplemental Benefits shall be paid from the general assets of the Employer, and shall not be funded, or segregated, in any way. To the extent that any individual acquires a right to receive Supplemental Benefits, such right shall be no greater than the right of any unsecured creditor of the Employer. No individual shall have any claim to or against a specific asset, or general assets, of the Employer.

8.4	Non-Transferability. To the maximum extent permitted by law, Supplemental Benefits payable under the Plan shall not be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind unless provided in Section 5.4.

8.5	Severability. If any provision of the Plan are held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

8.6	Gender and Number. As used in the Plan, except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms shall be interchangeable.

8.7	Headings and Captions. The headings and captions within the Plan are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.8	No Rights Conferred. Nothing contained herein will confer upon a Participant the right to be retained in the service of the Employer, nor will it interfere with the right of the Employer to discharge the Participant.

8.9	No Guarantee of Tax Consequences. The Participant (or Beneficiary) shall be responsible for all taxes, penalties and/or interest with respect to his benefit under the Plan. The Employer does not guarantee any particular tax consequences.

8.10	Applicable Law. This instrument shall be construed in accordance with and governed by the laws of the State of Ohio to the extent not superseded by the laws of the United States.

APPENDIX A
PARTICIPANTS AS OF JANUARY 1, 2006
As of January 1, 2006, the following individuals are Participants.
1.	Gerard R. Behnen

2.	John Beiting

3.	James E. Benoski

4.	Richard M. Cumming

5.	Donald J. Doyle, Jr.

6.	Craig W. Forrester

7.	Michael J. Gagnon

8.	Thomas A. Joseph

9.	Eric N. Matthews

10.	Daniel T. McCurdy, Jr.

11.	Kenneth S. Miller

12.	Robert B. Morgan

13.	Glenn Nicholson

14.	Larry R. Plum

15.	David Popplewell

16.	Jacob F. Scherer, Jr.

17.	John J. Schiff, Jr.

18.	Kenneth W. Stecher

19.	Timothy L. Timmel

20.	Jody L. Wainscott

A-1

APPENDIX B
PARTICIPANTS ELIGIBLE PRIOR TO JANUARY 1, 2006
The following Participants were eligible to participate in the Plan prior to January 1, 2006.
1.	Gerard R. Behnen

2.	John Beiting

3.	James E. Benoski

4.	Richard M. Cumming

5.	Michael J. Gagnon

6.	Daniel T. McCurdy

7.	Robert B. Morgan

8.	Larry R. Plum

9.	John J. Schiff, Jr.

10.	Jody L. Wainscott

B-1

APPENDIX C
INTER-OCEAN INSURANCE COMPANY PARTICIPANTS
There are no Participants who were Inter-Ocean Insurance Company employees employed on or before February 23, 1973, or who were Cincinnati Insurance Company employees employed by Inter-Ocean Insurance Company on or before February 23, 1973.